EMPLOYMENT CONTRACT FOR VICE PRESIDENT OF STRATEGY AND BUSINESS DEVELOPMENT

         Aegis Assessments, Inc., a Delaware corporation ("Employer"), located at 4100 Newport Place, Suite 660, Newport Beach, California 92660, and Robert G. Alcaraz ("Employee"), in consideration of the mutual promises made herein, agree as follows:

                          ARTICLE 1. TERM OF EMPLOYMENT

                                Specified Period

         Section 1.01. Employer employs Employee and Employee accepts employment with Employer for a period of three (3) years beginning on January 1, 2003 and terminating on January 1, 2006.

                            "Employment Term" Defined

         Section 1.02. "Employment term" refers to the entire period of employment of Employee by Employer, whether for the periods provided above, or whether terminated earlier as hereinafter provided or extended by mutual agreement between Employer and Employee.

                  ARTICLE 2. DUTIES AND OBLIGATIONS OF EMPLOYEE

                                 General Duties

         Section 2.01. Employee shall serve as the Vice President of Strategy and Business Development ("VP") of Employer. In his capacity as VP of Employer, Employee shall do and perform all services, acts, or things necessary or advisable to develop, market, license, and otherwise commercially exploit Employer's command and control system, the Aegis SafetyNet(TM), and the technologies which constitute that system, including but not limited to the Aegis Ground Video Link System (the "Aegis GVLS(TM)"), and related wireless technology and software (collectively, the "SafetyNet(TM)"), subject at all times to the policies set by Employer's Board of Directors, and to the consent of the Board when required by the terms of this contract.

                 Matters Requiring Consent of Board of Directors

         Section 2.02. Employee shall not, without specific approval of Employer's Board of Directors, do or contract to do any of the following:

         (1) Borrow on behalf of Employer during any one fiscal year an amount in excess of $10,000.00.

         (2) Permit any customer of Employer to become indebted to Employer in an amount in excess of $10,000.00.

         (3) Purchase capital equipment for amounts in excess of the amounts budgeted for expenditure by the Board of Directors.

         (4) Sell any single capital asset of Employer having a market value in excess of $10,000.00 or a total of capital assets during a fiscal year having a market value in excess of $10,000.00.



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         (5) Terminate the services of any employee or hire any replacement of any employee whose services have been terminated.

         (6) Commit Employer to the expenditure of more than $10,000.00 in the development and sale of new products, services or technology.

                         Devotion to Employer's Business

         Section 2.03. (a) Employee shall devote the majority of his productive time, ability, and attention to the business of Employer, and at all times as much of his productive time, ability and attention as is reasonably necessary to satisfy Employee's obligations pursuant to this agreement during the term of this agreement.

         (b) Provided Employee satisfies his obligations to Employer pursuant to this agreement, Employee may engage in other business duties or pursuits, and may directly or indirectly render services of a business, commercial, or professional nature to other persons or organizations, whether for compensation or otherwise, without the prior written consent of Employer's Board of Directors; provided, however, that Employee must obtain the prior written consent of Employer's Board of Directors before becoming an officer, director, or principal shareholder of any business which competes directly with Employer, and such consent may be withheld at the sole discretion of Employer's Board of Directors. Moreover, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this agreement if those activities do not materially interfere with the services required under this agreement and shall not require the prior written consent of Employer's Board of Directors.

         (c) This agreement shall not prohibit Employee from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this agreement. However, Employee shall not directly or indirectly acquire, hold, or retain any interest in any business competing with or similar in nature to the business of Employer without the prior written consent of Employer's Board of Directors.

                             Competitive Activities

         Section 2.04. (a) During the term of this contract Employee shall not, directly or indirectly, either as an employee, employer, Employee, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of Employer.

         (b) Employee agrees that during the term of this contract and for a period of one year after termination of this agreement, Employee shall not directly or indirectly solicit, hire, recruit, or encourage any other employee of Employer to leave Employer.

                        Uniqueness of Employee's Services

         Section 2.05. Employee represents and agrees that the services to be performed under the terms of this contract are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Employee therefore expressly agrees that Employer, in addition to any other rights or remedies that Employer may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this contract by Employee.



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                  Indemnification for Negligence or Misconduct

         Section 2.06. Employee shall indemnify and hold Employer harmless from all liability for loss, damage, or injury to persons or property resulting from the negligence or misconduct of Employee.

                                New Developments

         Section 2.07. Employee agrees that all designs, plans, reports, specifications, drawings, inventions, processes, and other information or items produced by Employee concerning the development and implementation of the SafetyNet(TM) will be assigned to the Employer as the sole and exclusive property of the Employer and the Employer's assigns, nominees and successors, as will any copyrights, patents or trademarks obtained by Employee while performing services under this Agreement concerning the development and implementation of the SafetyNet(TM). On request and at the Employer's expense, Employee agrees to help the Employer obtain patents and copyrights for any new developments. This includes providing data, plans, specifications, descriptions, documentation, and other information, as well as assisting the Employer in completing any required application or registration.

     Non-Disclosure of Proprietary and Confidential Information By Employee

         Section 2.08. During the term of this Agreement, Employee will have access to Corporation Proprietary Information (as used in this Section 2.08 of this Agreement, the term "Corporation Proprietary Information" shall mean and include, without limitation, any and all marketing and sales data, plans and strategies, financial projections, client lists, prospective client lists, promotional ideas, data concerning the Employer's services, designs, methods, inventions, improvements, discoveries, designs whether or not patentable, "know-how", training and sales techniques, and any other information of a similar nature disclosed to Employee or otherwise made known to Employee as a consequence of or through this Agreement during the term hereof. The term Corporation Proprietary Information shall not include any information that (i) at the time of the disclosure or thereafter is or becomes generally available to and known by the public, other than as a result of a disclosure by Employee or any agent or representative of Employee in violation of this Agreement, or (ii) was available to Employee on a non-confidential basis from a source other than the Employer, or any of the Employer's officers, directors, employees, agents or other representatives) or other information and data of a secret and proprietary nature which the Employer desires to keep confidential. Employee (and any of his affiliates, related entities, partners, agents and/or employees) agrees and acknowledges that the Employer has exclusive proprietary rights to all Corporation Proprietary Information, and Employee hereby assigns to the Employer all rights that he might otherwise possess in any Corporation Proprietary Information. Except as required in the performance of Employee's duties to the Employer, Employee will not at any time during or after the term hereof, directly or indirectly use, communicate, disclose, disseminate, lecture upon, publish articles or otherwise put in the public domain, any Corporation Proprietary Information. Employee agrees to deliver to the Employer any and all copies of Corporation Proprietary Information in the possession or control of Employee upon the expiration or termination of this Agreement, or at any other time upon request by the Employer. The provisions of this section shall survive the termination of this Agreement.





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                                  Trade Secrets

         Section 2.09. (a) The parties acknowledge and agree that during the term of this agreement and in the course of the discharge of his duties hereunder, Employee shall have access to and become acquainted with financial, personnel, sales, scientific, technical and other information regarding formulas, patterns, compilations, programs, devices, methods, techniques, operations, plans and processes that are owned by Employer, actually or potentially used in the operation of Employer's business, or obtained from third parties under an agreement of confidentiality, and that such information constitutes Employer's "trade secrets."

         (b) Employee specifically agrees that he shall not misuse, misappropriate, or disclose in writing, orally or by electronic means, any trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of his employment.

         (c) Employee acknowledges and agrees that the sale or unauthorized use or disclosure in writing, orally or by electronic means, of any of Employer's trade secrets obtained by Employee during the course of his employment under this agreement, including information concerning Employer's actual or potential work, services, or products, the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Employee promises and agrees not to engage in any unfair competition with Employer, either during the term of this agreement or at any other time thereafter.

         (d) Employee further agrees that all files, records, documents, drawings, specifications, equipment, software, and similar items whether maintained in hard copy or on line relating to Employer's business, whether prepared by Employee or others, are and shall remain exclusively the property of Employer and that they shall be removed from the premises or, if kept on-line, from the computer systems of Employer, only with the express prior written consent of Employer's Board of Directors.


                Non-Competition and Non-Circumvention by Employee

         Section 2.10. In consideration and recognition of the fact that Employee has access to Corporation Proprietary Information under the terms and provisions of this Agreement and that the Employer will be introducing Employee to various customers and potential customers, product manufacturers, retailers and distributors, Employee represents, warrants and covenants to the Employer as follows:



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               (a)  Employee shall at no time disclose to any person, without the Employer's prior written consent, any of the terms, conditions or provisions specified in this Agreement unless such disclosure is lawfully required by any federal governmental agency or is otherwise required to be disclosed by law or is necessary in any legal proceeding regarding the subject matter of this Agreement.

               (b) During the term of this Agreement, Employee shall not circumvent the Employer for the purpose of transacting any business with any person or entity which business shall interfere with any relationship whatsoever between such person or entity and the Employer, or use any Corporation Proprietary Information to compete with the business of the Employer. Employee shall not solicit any of the Employer's employees, independent contractors or agents for employment. Employee shall not hire or engage in any way, any enterprise or person that competes with, or is engaged in a business substantially similar to, the business of the Employer.

               (c) Employee shall not for a period of one (1) year immediately following the termination of this Agreement with Employer, either directly or indirectly (i) make known to any person, firm or corporation the names or addresses of any of the Employer's clients or any other information pertaining to them or the Employer's products or services; (ii) call on, solicit, or take away, or attempt to call on, solicit or take away any of the Employer's clients either on Employee's behalf or that of another person, firm or corporation.

               (d) Employee shall not, during the term hereof or for a period of one (1) year following such term, enter into an agreement or contract directly with any manufacturer, retailer or distributor introduced to Employee by the Employer for any services provided by the Employer herein or for any similar services.

               (e) Employee acknowledges and agrees that the representations, warranties and covenants made by Employee and set forth in this section are material and that the Employer would not enter into this Agreement without Employee's making such representations, warranties and covenants to the Employer.

               (f) Employee acknowledges and agrees that any breach by Employee of the representations, warranties and covenants contained herein will cause irreparable harm and loss to the Employer, which harm and loss cannot be reasonably or adequately compensated in damages in an action at law. Therefore, Employee expressly agrees that, in addition to any other rights or remedies which the Employer may possess, the Employer shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of the representations, warranties and covenants made by Employee herein.



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               (g)  The terms and provisions of this section shall survive the termination of this Agreement for a period of one (1) year.


                              Services as Employee

         Section 2.11. Following the employment term, and if the employment term has not been terminated for cause, Employee shall make his advice and counsel available to Employer for such monthly periods as Employer shall specify, but in no event more than one (1) year, for cash compensation in the amount of $10,000 per month, payable on the first of each calendar month. The parties agree that this advice and counsel shall not entail full time service but that Employee will allocate reasonable time and attention to Employer's business consistent with Employee's former allocation of Employee's time during the prior term of this agreement.



                       ARTICLE 3. OBLIGATIONS OF EMPLOYER

                               General Description

         Section 3.01. Employer shall provide Employee with the compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this agreement.

                      Indemnification of Losses of Employee

         Section 3.02. Employer shall indemnify Employee for all losses sustained by Employee in direct consequence of the discharge of his duties on Employer's behalf, except liability for loss, damage, or injury to persons or property resulting from the negligence or misconduct of Employee.

                       ARTICLE 4. COMPENSATION OF EMPLOYEE

                                  Annual Salary

         Section 4.01. As compensation for the services to be performed hereunder, for each year of employment Employee shall receive a salary at the rate of $120,000.00 per annum, payable on the first and fifteenth calendar day of each month during the employment term. Following the first year of employment and for the term of this agreement, the salary shall be negotiated annually with the Board of Directors but shall be no less than 110% of the previous year's salary.

         Section 4.02. Employee shall receive a signing bonus of $30,000.00, payable in three (3) cash payments of $10,000 each, the first payment due and payable on January 1, 2003; the second payment due and payable on February 1, 2003; and the third payment due and payable on March 1, 2003.




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                         ARTICLE 5. EMPLOYEE INCENTIVES

         Section 5.01. Stock Option. Employee shall be entitled to receive options to purchase 150,000 shares of the Employer's common stock at the lowest option exercise price allowable by law on January 1, 2003.

                          ARTICLE 6. EMPLOYEE BENEFITS

                                 Annual Vacation

         Section 6.01. Employee shall be entitled to 30 days vacation time each year with full pay. Employee may be absent from his employment for vacation only at such times as Employer's Chief Executive Officer shall determine from time to time. If Employee is unable for any reason to take the total amount of authorized vacation time during any year, he may, at his sole discretion, (i) accrue that time and add it to vacation time for any following year, or (ii) receive a cash payment in an amount equal to the amount of annual salary attributable to that period.

                                     Illness

         Section 6.02. Employee shall be entitled to 10 days per year as sick leave with full pay. Unused sick leave may be accumulated.

                                Medical Coverage

         Section 6.03. Employer agrees to include Employee in the coverage of any insurance coverage offered to its other officers, including but not limited to medical, major medical, hospital, dental, and eye care insurance; provided, however, that Employer shall not be obligated to carry or provide any insurance to Employee whatsoever.

                          ARTICLE 7. BUSINESS EXPENSES

                    Reimbursement of Other Business Expenses

         Section 7.01. (a) Employer shall promptly reimburse Employee for all other reasonable business expenses incurred by Employee in connection with the business of Employer; provided, however, that all reasonable business expenses in excess of fifty dollars ($50.00) must be pre-approved, in writing, by the Employer's Board of Directors.

         (b) Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of Employer.

         (c) Each such expenditure shall be reimbursable only if Employee furnishes to Employer adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

                        Repayment of Disallowed Expenses

         Section 7.02. In the event that any expenses paid for Employee or any reimbursement of expenses paid to Employee shall, on audit or other examination of Employer's income tax returns, be determined not to be allowable deductions from Employer's gross income, and in the further event that this determination shall be acceded to by the Employer or made final by the appropriate federal or state taxing authority or a final judgment of a court of competent jurisdiction, and no appeal is taken from the judgment or the applicable period for filing notice of appeal has expired, Employee shall repay to Employer the full amount of the disallowed expenses.



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                      ARTICLE 8. TERMINATION OF EMPLOYMENT

                              Termination for Cause

         Section 8.01. (a) Employer reserves the right to terminate this agreement if Employee willfully breaches or habitually neglects the duties which he is required to perform under the terms of this agreement; or commits such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of his duties.

         (b) Employer may at its option terminate this agreement for the reasons stated in this Section by giving written notice of termination to Employee without prejudice to any other remedy to which Employer may be entitled either at law, in equity, or under this agreement.

         (c) The notice of termination required by this section shall specify the ground for the termination and shall be supported by a statement of relevant facts.

         (d) Termination under this section shall be considered "for cause" for the purposes of this agreement.

                            Termination Without Cause

         Section 8.02. (a) This agreement shall be terminated upon the death of Employee.

         (b) Employer reserves the right to terminate this agreement within one month after Employee suffers any physical or mental disability that would prevent the performance of his essential job duties under this agreement, unless reasonable accommodation can be made to allow Employee to continue working. Such a termination shall be effected by giving 10 days' written notice of termination to Employee.

         (c) Termination under this section shall not be considered "for cause" for the purposes of this agreement.

              Effect of Merger, Transfer of Assets, or Dissolution

         Section 8.03. (a) This agreement shall not be terminated by any voluntary or involuntary dissolution of Employer resulting from either a merger or consolidation in which Employer is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of Employer.

          (b) In the event of any such merger or consolidation or transfer of assets, Employer's rights, benefits, and obligations hereunder may only be assigned to the surviving or resulting corporation or the transferee of Employer's assets if Employee, in his sole discretion, agrees to such an assignment in writing.



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                             Payment on Termination

         Section 8.04. Notwithstanding any other provision of this agreement, if Employer terminates this agreement without cause, or Employee does not consent to the assignment specified in Section 8.03(b) above, Employer shall pay Employee an amount equal to 1.5 years annual salary at the then current rate of compensation.



                          ARTICLE 9. GENERAL PROVISIONS

                                     Notices

         Section 9.01. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change that address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of the date of mailing.


                                  Severability

         Section 9.02. To the extent any provision of this Agreement shall be determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible. In the absence of such reformation, such part of such provision shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. To the extent any provision of this Agreement shall be declared invalid or unenforceable for any reason by any Governmental or Regulatory Authority in any jurisdiction, this Agreement (or provision thereof) shall remain valid and enforceable in each other jurisdiction where it applies. Both parties acknowledges the uncertainty of the law in this respect and expressly stipulate that this Agreement shall be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

                                   Arbitration

         Section 9.03. (a) Any controversy between Employer and Employee involving the construction or application of any of the terms, provisions, or conditions of this agreement shall on the written request of either party served on the other be submitted to arbitration. Arbitration shall comply with and be governed by the provisions of the California Arbitration Act.



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         (b) Employer and Employee shall each appoint one person to hear and determine the dispute. If the two persons so appointed are unable to agree, then those persons shall select a third impartial arbitrator whose decision shall be final and conclusive upon both parties.

         (c) The cost of arbitration shall be borne by the losing party or in such proportions as the arbitrators decide.

                            Attorneys' Fees and Costs

         Section 9.04. If any legal action is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire contract.

                                Entire Agreement
         Section 9.05. This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever; provided, however, that neither the compensation which Employee received as a consultant to Employer pursuant to an agreement dated April 20, 2002, between Employee and Employer (the "Consulting Agreement"), nor the covenants of the parties which survived termination of the Consulting Agreement, shall not be affected by this agreement. Except for the compensation and covenants specified in the Consulting Agreement (which shall not be affected by this Section 9.05 of this agreement), each party to this agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding on either party.

                                  Modifications

         Section 9.06. Any modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

                                Effect of Waiver

         Section 9.07. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

                               Partial Invalidity

         Section 9.08. If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.



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                             Law Governing Agreement

         Section 9.09. This agreement shall be governed by and construed in accordance with the laws of the State of California.

                           Sums Due Deceased Employee

         Section 9.10. If Employee dies prior to the expiration of the term of his employment, any sums that may be due him from Employer under this agreement as of the date of death shall be paid to Employee's executors, administrators, heirs, personal representatives, successors, and assigns. Additionally, Employer shall, within 30 days, pay to Employee's executors, administrations, heirs, personal representatives, successors, and assigns a lump sum payment of fifty (50%) of any sums remaining under this agreement as of the date of death.

         Executed on September 24, 2002, at Newport Beach, California.



                                                         EMPLOYER

                                                         AEGIS ASSESSMENTS, INC.


                                                         By: /s/ Eric Johnson
                                                         -----------------------
                                                         Its: President and
                                                         Chief Executive Officer


                                                         EMPLOYEE



                                                         /s/ Robert G. Alcaraz
                                                         -----------------------








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